Contact:          Allen & Caron Inc.          RITA Medical Systems, Inc.
Matt Clawson (investors)       Don Stewart, Chief Financial Officer
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SurfMedia Communications           dstewart@ritamed.com
Juliana Minsky (media)                   spedroff@ritamed.com
805-962-3700
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RITA MEDICAL SYSTEMS ANNOUNCES COMPLETION OF EXECUTIVE TEAM INTEGRATION FOLLOWING MERGER

Darrin Uecker, CTO, Assumes Operations Responsibilities, Trent Reutiman Named Vice President, Sales and Marketing

Mountain View, Calif., August 30, 2004—RITA Medical Systems, Inc. (Nasdaq: RITA), a leader in medical oncology devices, today announced that RITA Chief Technology Officer, Mr. Darrin Uecker, will assume all operations responsibilities for the company, and that Mr. Trent Reutiman has been named Vice President, Sales and Marketing. Mr. Uecker will assume the operations responsibilities of Mr. Robert Wenzel, who is leaving the company to pursue other opportunities.

Mr. Joseph DeVivo, President and Chief Executive Officer of RITA Medical commented, "I am extremely pleased with the progress we have made integrating our vascular access and radiofrequency ablation businesses. We will continue to focus on delivering the best technology in the market and on developing the best sales and marketing organization in the category. I am confident that we have an excellent team in place to build RITA into a world leader in the medical oncology device market."

Mr. Uecker will lead the company’s operations functions, assuming all of the operations responsibilities for the company’s vascular access products (VAP). In addition, Mr. Uecker will have overall responsibility for research and development, clinical affairs, quality assurance, and all regulatory activities. Prior to joining RITA, Mr. Uecker was Chief Operating Officer at Computer Motion, a Santa Barbara based developer of robotic surgical systems. Mr. Uecker led that company’s integration efforts during the 2003 merger with Intuitive Surgical, a Sunnyvale based maker of surgical robotic systems. Since the announcement of the merger between RITA Medical and Horizon Medical, Mr. Uecker has led the integration of the Mountain View, California and Manchester, Georgia operations and is responsible for completing the relocation of manufacturing of the company’s radiofrequency ablation (RFA) products to the Georgia facility. Mr. Uecker reports directly to Mr. DeVivo.

Mr. Uecker commented, "The responsiveness and professionalism of the staff in Manchester has been extremely gratifying. They have proven that they have the ability to make the transition to manufacturing both product lines at the facility very smooth. We expect to complete the transition on or ahead of our intended schedule in the first quarter of next year."

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RITA MEDICAL SYSTEMS ANNOUNCES EXECUTIVE TEAM INTEGRATION
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Mr. DeVivo commented, "Darrin played an important role in identifying and securing cost synergies associated with combining manufacturing operations in our Georgia facility. I look forward to his expanded role in the organization, and I wish to thank Bob Wenzel for his support and leadership during the merger process."
As the company’s new Vice President of Sales and Marketing, Mr. Reutiman will lead the company’s sales and marketing activities, assuming responsibility for the more than 60 full time sales and marketing employees. During his tenure at RITA Medical Mr. Reutiman has had responsibility for the company’s domestic sales staff, and he will now also assume responsibility for the domestic marketing functions of the organization.

Mr. Reutiman commented, "With the integration of the sales force complete, I am very pleased to report that we have retained the top sellers from both organizations and the new team is now very active in the field. We have structured the compensation program at RITA to engage our sellers in the process of continuing to develop the marketplace and I have dedicated two senior sales people to training roles in order to raise the competency of the entire sales and marketing organization."

Mr. DeVivo commented, "Trent has done an excellent job of managing the sales force, delivering solid and consistent growth in the RFA business for the past four quarters. I am confident that he will do an equally outstanding job managing our greatly expanded team of sales and marketing professionals. I look forward to his continued contribution to the growth of RITA Medical."

About RITA Medical Systems, Inc.
RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to the integration of the Company’s vascular access and radiofrequency ablation business, the development of the vascular access and radiofrequency markets, the growth of the Company’s RFA business and the Company’s future financial and operating performance are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

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